EXHIBIT (a)(1)(iv)

OFFER BY

TEMPLETON DRAGON FUND, INC.

To Purchase For Cash

Up to 6,656,425 Shares of the Fund’s Issued and Outstanding
Common Stock, Par Value $0.01 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

EASTERN TIME, ON MAY 22, 2003, OR SUCH LATER DATE TO WHICH
THE OFFER IS EXTENDED (“TERMINATION DATE”)
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

April 24, 2003

To	Brokers, Dealers, Commercial Banks Trust Companies and Other Nominees:

      We are enclosing herewith the material listed below relating to the offer of Templeton Dragon Fund, Inc., a Maryland corporation, registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the “Fund”), to purchase up to 15% of the Fund’s issued and outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), or 6,656,425 Shares upon the terms and conditions set forth in its Offer to Purchase, dated April 24, 2003 and in the related Letter of Transmittal (which, together with any amendments or supplements to these documents, collectively constitute the “Offer”). The price to be paid for the Shares is an amount per Share, equal to 92.5% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on May 22, 2003, or such later date to which the Offer is extended.

      We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Shareholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 30% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 8, “FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER,” OF THE OFFER TO PURCHASE AND INSTRUCTION 12, “BACKUP WITHHOLDING,” OF THE LETTER OF TRANSMITTAL.

      For your information and for forwarding to your clients, we are enclosing the following documents:

1. A letter to Shareholders of the Fund from Mark Mobius, President and Chief Executive Officer — Investment Management of the Fund;

2. The Offer to Purchase dated April 24, 2003;

3. The Letter of Transmittal for your use and to be provided to your clients;

4. Notice of Guaranteed Delivery;

5. Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6. Return envelope addressed to Mellon Investor Services LLC (the “Depositary”).

      The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

      As described in the Fund’s Offer to Purchase under Section 3, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) the Depositary receives, on or prior to the Termination Date, a properly completed and duly executed Notice of Guarantee Delivery; and (3) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) business days after the Termination Date.

      NONE OF THE FUND, ITS BOARD OF DIRECTORS OR ITS INVESTMENT MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER ANY SHARES.

      For additional information or copies of the enclosed material, please contact Mellon Investor Services LLC (the “Information Agent”) toll free at 1-888-788-1635.

Very truly yours,

MARK MOBIUS
President and Chief Executive Officer — Investment Management
Templeton Dragon Fund, Inc.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TEMPLETON DRAGON FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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